Exhibit 10.2

CONFIDENTIAL

Michael Bender

4838 Jenkins Avenue

North Charleston, SC 29405

Tel: (843) 744-5174

Email: benderm@intertechsc.com

March 7, 2014

Mr. David McCann

Chairman

Fyffes plc

29 North Anne Street

Dublin 7, Ireland

Re: Proposed Transaction

Dear Mr. McCann:

I write on behalf of The Article 6 Marital Trust under The First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 (the “Trust”), one of the largest shareholders of Fyffes plc (the “Company”). The Trust is presently the beneficial owner of 39,034,612 ordinary shares of the Company (together with any additional shares of the Company that the Trust may acquire after the date hereof, and less any shares of the Company that the Trust may sell or otherwise transfer from the date hereof, the “Shares”). As a preliminary matter, I would like to formally state that the Trust is highly supportive of the Company’s board of directors (the “Board”), officers, and management team.

We understand that the Board is in the process of authorizing the Company to enter into a proposed combination transaction with a company referred to as “Chicago, Inc.,” pursuant to which “New Chicago,” a private limited liability company organized under the laws of Ireland, would acquire the entire issued and to be issued share capital of the Company (the “Transaction”). A copy of the draft 2.5 announcement has been shared with us, and a copy thereof is attached hereto as Schedule I (the “2.5 Announcement”).

This letter is to confirm that the Trust is currently highly supportive of the Transaction as reflected in the 2.5 Announcement, and that, so long as the Board is supportive of the Transaction or the transaction agreement is not otherwise terminated or materially modified as determined by the Trust in the Trust’s sole and absolute discretion, the Trust will (x) vote all of its Shares in favor of any proposal submitted to the Company’s shareholders to approve the Transaction and (y) not engage in discussions, or otherwise solicit third party interest, regarding an alternative acquisition proposal for the Company. Notwithstanding anything contained herein, the Trust expressly reserves the right to sell or otherwise transfer any or all of its Shares to any third party upon any such terms and conditions as the Trust may accept, in the Trust’s sole and absolute discretion. Further, the Trust expressly reserves the right to purchase or otherwise acquire any additional shares of the Company from any third party upon any such terms and conditions as the Trust may accept, in the Trust’s sole and absolute discretion.

CONFIDENTIAL

We also confirm that the Trust has no objection to any public disclosure by the Company or Chicago of the support referred to in this letter and that the Company may provide a copy of this letter to Chicago, Inc.

Yours very truly,

/s/ Michael Bender

Michael Bender, Esquire

cc:     Robert Johnston